# SEC Schedule 13G — Beneficial ownership report by passive or exempt holders of more than 5% of a class (short form)

Issuer: XPLR Infrastructure, LP, CIK 0001603145
CUSIP: 65341B106
Title of class of securities: Common Units
Address of issuer's principal executive offices: 700 Universe Boulevard, Juno Beach, Florida (FL), 33408
Date of event which requires filing of this statement: 04/15/2025
Filed pursuant to Rule 13d-1(c)
Filed by CIK 0001449433

## Reporting persons
- Apollo Management Holdings GP, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 4,748,694; sole dispositive power 0; shared dispositive power 4,748,694; aggregate amount beneficially owned 4,748,694 (5.1% of the class)
- AAA Multi-Asset Credit Strategies Fund (Z), L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 678,548; sole dispositive power 0; shared dispositive power 678,548; aggregate amount beneficially owned 678,548 (0.7% of the class); the aggregate amount excludes certain shares
- AAA Multi-Asset Credit Strategies Lux Fund (Z), L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 60,314; sole dispositive power 0; shared dispositive power 60,314; aggregate amount beneficially owned 60,314 (0.1% of the class); the aggregate amount excludes certain shares
- Apollo Aligned Alternatives Advisors, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 738,862; sole dispositive power 0; shared dispositive power 738,862; aggregate amount beneficially owned 738,862 (0.8% of the class); the aggregate amount excludes certain shares
- Apollo Accord+ II Aggregator A, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 1,289,520; sole dispositive power 0; shared dispositive power 1,289,520; aggregate amount beneficially owned 1,289,520 (1.4% of the class); the aggregate amount excludes certain shares
- Apollo Accord+ II Advisors, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 1,289,520; sole dispositive power 0; shared dispositive power 1,289,520; aggregate amount beneficially owned 1,289,520 (1.4% of the class); the aggregate amount excludes certain shares
- Apollo Accord+ Management, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 1,289,520; sole dispositive power 0; shared dispositive power 1,289,520; aggregate amount beneficially owned 1,289,520 (1.4% of the class); the aggregate amount excludes certain shares
- Apollo Accord+ Management GP, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 1,289,520; sole dispositive power 0; shared dispositive power 1,289,520; aggregate amount beneficially owned 1,289,520 (1.4% of the class); the aggregate amount excludes certain shares
- Apollo Atlas Master Fund, LLC: type of reporting person: other (OO); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 69,400; sole dispositive power 0; shared dispositive power 69,400; aggregate amount beneficially owned 69,400 (0.1% of the class); the aggregate amount excludes certain shares
- Apollo Atlas Management, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 69,400; sole dispositive power 0; shared dispositive power 69,400; aggregate amount beneficially owned 69,400 (0.1% of the class); the aggregate amount excludes certain shares
- Apollo Calliope Fund, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 597,486; sole dispositive power 0; shared dispositive power 597,486; aggregate amount beneficially owned 597,486 (0.6% of the class); the aggregate amount excludes certain shares
- AP Calliope GP, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 597,486; sole dispositive power 0; shared dispositive power 597,486; aggregate amount beneficially owned 597,486 (0.6% of the class); the aggregate amount excludes certain shares
- Apollo Calliope Management, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 597,486; sole dispositive power 0; shared dispositive power 597,486; aggregate amount beneficially owned 597,486 (0.6% of the class); the aggregate amount excludes certain shares
- Apollo Credit Strategies Absolute Return Aggregator A, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 216,753; sole dispositive power 0; shared dispositive power 216,753; aggregate amount beneficially owned 216,753 (0.2% of the class); the aggregate amount excludes certain shares
- Apollo Credit Strategies Absolute Return Management, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 216,753; sole dispositive power 0; shared dispositive power 216,753; aggregate amount beneficially owned 216,753 (0.2% of the class); the aggregate amount excludes certain shares
- Apollo Credit Strategies Absolute Return Management GP, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 216,753; sole dispositive power 0; shared dispositive power 216,753; aggregate amount beneficially owned 216,753 (0.2% of the class); the aggregate amount excludes certain shares
- Apollo Credit Strategies Absolute Return Advisors, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 216,753; sole dispositive power 0; shared dispositive power 216,753; aggregate amount beneficially owned 216,753 (0.2% of the class); the aggregate amount excludes certain shares
- Apollo Credit Strategies Absolute Return Advisors GP, LLC: type of reporting person: other (OO); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 216,753; sole dispositive power 0; shared dispositive power 216,753; aggregate amount beneficially owned 216,753 (0.2% of the class); the aggregate amount excludes certain shares
- APH Holdings (FC), L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 216,753; sole dispositive power 0; shared dispositive power 216,753; aggregate amount beneficially owned 216,753 (0.2% of the class); the aggregate amount excludes certain shares
- Apollo Principal Holdings C GP, Ltd.: type of reporting person: corporation (CO); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 216,753; sole dispositive power 0; shared dispositive power 216,753; aggregate amount beneficially owned 216,753 (0.2% of the class); the aggregate amount excludes certain shares
- Apollo Credit Strategies Master Fund Ltd.: type of reporting person: corporation (CO); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 687,643; sole dispositive power 0; shared dispositive power 687,643; aggregate amount beneficially owned 687,643 (0.7% of the class); the aggregate amount excludes certain shares
- Apollo ST Fund Management LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 687,643; sole dispositive power 0; shared dispositive power 687,643; aggregate amount beneficially owned 687,643 (0.7% of the class); the aggregate amount excludes certain shares
- Apollo ST Operating LP: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 687,643; sole dispositive power 0; shared dispositive power 687,643; aggregate amount beneficially owned 687,643 (0.7% of the class); the aggregate amount excludes certain shares
- Apollo ST Capital LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 687,643; sole dispositive power 0; shared dispositive power 687,643; aggregate amount beneficially owned 687,643 (0.7% of the class); the aggregate amount excludes certain shares
- ST Management Holdings, LLC: type of reporting person: other (OO); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 687,643; sole dispositive power 0; shared dispositive power 687,643; aggregate amount beneficially owned 687,643 (0.7% of the class); the aggregate amount excludes certain shares
- Apollo Delphi Fund, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 361,367; sole dispositive power 0; shared dispositive power 361,367; aggregate amount beneficially owned 361,367 (0.4% of the class); the aggregate amount excludes certain shares
- Apollo Delphi Advisors, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 361,367; sole dispositive power 0; shared dispositive power 361,367; aggregate amount beneficially owned 361,367 (0.4% of the class); the aggregate amount excludes certain shares
- Apollo Delphi Management, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 361,367; sole dispositive power 0; shared dispositive power 361,367; aggregate amount beneficially owned 361,367 (0.4% of the class); the aggregate amount excludes certain shares
- Apollo Delphi Management GP, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 361,367; sole dispositive power 0; shared dispositive power 361,367; aggregate amount beneficially owned 361,367 (0.4% of the class); the aggregate amount excludes certain shares
- Apollo Excelsior, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 163,715; sole dispositive power 0; shared dispositive power 163,715; aggregate amount beneficially owned 163,715 (0.2% of the class); the aggregate amount excludes certain shares
- Apollo Excelsior Advisors, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 163,715; sole dispositive power 0; shared dispositive power 163,715; aggregate amount beneficially owned 163,715 (0.2% of the class); the aggregate amount excludes certain shares
- Apollo Excelsior Management, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 163,715; sole dispositive power 0; shared dispositive power 163,715; aggregate amount beneficially owned 163,715 (0.2% of the class); the aggregate amount excludes certain shares
- Apollo Excelsior Management GP, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 163,715; sole dispositive power 0; shared dispositive power 163,715; aggregate amount beneficially owned 163,715 (0.2% of the class); the aggregate amount excludes certain shares
- Apollo Moultrie Credit Fund, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 64,264; sole dispositive power 0; shared dispositive power 64,264; aggregate amount beneficially owned 64,264 (0.1% of the class); the aggregate amount excludes certain shares
- Apollo Moultrie Credit Fund Management, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 64,264; sole dispositive power 0; shared dispositive power 64,264; aggregate amount beneficially owned 64,264 (0.1% of the class); the aggregate amount excludes certain shares
- Apollo Moultrie Credit Fund Advisors, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 64,264; sole dispositive power 0; shared dispositive power 64,264; aggregate amount beneficially owned 64,264 (0.1% of the class); the aggregate amount excludes certain shares
- Apollo Moultrie Capital Management, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 64,264; sole dispositive power 0; shared dispositive power 64,264; aggregate amount beneficially owned 64,264 (0.1% of the class); the aggregate amount excludes certain shares
- APH Holdings (DC), L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 64,264; sole dispositive power 0; shared dispositive power 64,264; aggregate amount beneficially owned 64,264 (0.1% of the class); the aggregate amount excludes certain shares
- Apollo Principal Holdings B GP, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 64,264; sole dispositive power 0; shared dispositive power 64,264; aggregate amount beneficially owned 64,264 (0.1% of the class); the aggregate amount excludes certain shares
- Apollo PPF Credit Strategies, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 143,421; sole dispositive power 0; shared dispositive power 143,421; aggregate amount beneficially owned 143,421 (0.2% of the class); the aggregate amount excludes certain shares
- Apollo PPF Credit Strategies Management, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 143,421; sole dispositive power 0; shared dispositive power 143,421; aggregate amount beneficially owned 143,421 (0.2% of the class); the aggregate amount excludes certain shares
- Apollo Credit Management, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 82,744; sole dispositive power 0; shared dispositive power 82,744; aggregate amount beneficially owned 82,744 (0.1% of the class); the aggregate amount excludes certain shares
- Apollo Capital Credit Management, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 82,744; sole dispositive power 0; shared dispositive power 82,744; aggregate amount beneficially owned 82,744 (0.1% of the class); the aggregate amount excludes certain shares
- Apollo SA Management, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 84,304; sole dispositive power 0; shared dispositive power 84,304; aggregate amount beneficially owned 84,304 (0.1% of the class); the aggregate amount excludes certain shares
- Apollo Capital Management, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 4,748,694; sole dispositive power 0; shared dispositive power 4,748,694; aggregate amount beneficially owned 4,748,694 (5.1% of the class)
- Apollo Capital Management GP, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 4,748,694; sole dispositive power 0; shared dispositive power 4,748,694; aggregate amount beneficially owned 4,748,694 (5.1% of the class)
- Apollo Management Holdings, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 4,748,694; sole dispositive power 0; shared dispositive power 4,748,694; aggregate amount beneficially owned 4,748,694 (5.1% of the class)

## Item 1. Issuer
Name of issuer: XPLR Infrastructure, LP
Address of issuer's principal executive offices: 700 Universe Boulevard Juno Beach, FL, 33408

## Item 2. Person Filing
Name of person filing:
This statement is filed by (i) AAA Multi-Asset Credit Strategies Fund (Z), L.P. ("Multi-Asset"); (ii) AAA Multi- Asset Credit Strategies Lux Fund (Z), L.P. ("Multi-Asset Lux"); (iii) Apollo Aligned Alternatives Advisors, L.P. ("Aligned Alternatives"); (iv) Apollo Accord+ II Aggregator A, L.P. ("Accord+ II"); (v) Apollo Accord+ II Advisors, L.P. ("Accord+ II Advisors"); (vi) Apollo Accord+ Management, L.P. ("Accord+ Management"); (vii) Apollo Accord+ Management GP, LLC ("Accord+ Management GP"); (viii) Apollo Atlas Master Fund, LLC ("Atlas"); (ix) Apollo Atlas Management, LLC ("Atlas Management"); (x) Apollo Calliope Fund, L.P. ("Calliope"); (xi) AP Calliope GP, L.P. ("Calliope GP"); (xii) Apollo Calliope Management, LLC ("Calliope Management"); (xiii) Apollo Credit Strategies Absolute Return Aggregator A, L.P. ("Absolute Return"); (xiv) Apollo Credit Strategies Absolute Return Management, L.P. ("Absolute Return Management"); (xv) Apollo Credit Strategies Absolute Return Management GP, LLC ("Absolute Return Management GP"); (xvi) Apollo Credit Strategies Absolute Return Advisors, L.P. ("Absolute Return Advisors"); (xvii) Apollo Credit Strategies Absolute Return Advisors GP, LLC ("Absolute Return Advisors GP"); (xviii) APH Holdings (FC), L.P. ("APH FC"); (xix) Apollo Principal Holdings C GP, Ltd. ("APH C"); (xx) Apollo Credit Strategies Master Fund Ltd. ("Credit Strategies"); (xxi) Apollo ST Fund Management LLC ("ST Management"); (xxii) Apollo ST Operating LP ("ST Operating"); (xxiii) Apollo ST Capital LLC ("ST Capital"); (xxiv) ST Management Holdings, LLC ("ST Management Holdings"); (xxv) Apollo Delphi Fund, L.P. ("Delphi"); (xxvi) Apollo Delphi Advisors, LLC ("Delphi Advisors"); (xxvii) Apollo Delphi Management, L.P. ("Delphi Management"); (xxviii) Apollo Delphi Management GP, LLC ("Delphi Management GP"); (xxix) Apollo Excelsior, L.P. ("Excelsior"); (xxx) Apollo Excelsior Advisors, L.P. ("Excelsior Advisors"); (xxxi) Apollo Excelsior Management, L.P. ("Excelsior Management"); (xxxii) Apollo Excelsior Management GP, LLC ("Excelsior Management GP"); (xxxiii) Apollo Moultrie Credit Fund, L.P. ("Moultrie"); (xxxiv) Apollo Moultrie Credit Fund Management, LLC ("Moultrie Management"); (xxxv) Apollo Moultrie Credit Fund Advisors, L.P. ("Moultrie Advisors"); (xxxvi) Apollo Moultrie Capital Management, LLC ("Moultrie Capital Management"); (xxxvii) APH Holdings (DC), L.P. ("APH DC"); (xxxviii) Apollo Principal Holdings B GP, LLC ("APH B"); (xxxix) Apollo PPF Credit Strategies, LLC ("PPF Credit Strategies"); (xl) Apollo PPF Credit Strategies Management, LLC ("PPF Management"); (xli) Apollo Credit Management, LLC ("ACM"); (xlii) Apollo Capital Credit Management, LLC ("ACCM"); (xliii) Apollo SA Management, LLC ("SA Management"); (xliv) Apollo Capital Management, L.P. ("Capital Management"); (xlv) Apollo Capital Management GP, LLC ("Capital Management GP"); (xlvi) Apollo Management Holdings, L.P. ("Management Holdings"); and (xlvii) Apollo Management Holdings GP, LLC ("Management Holdings GP"). The foregoing are collectively referred to herein as the "Reporting Persons."
Multi-Asset, Multi-Asset Lux, Accord+ II, Atlas, Calliope, Absolute Return, Credit Strategies, Delphi, Excelsior, Moultrie, and PPF Credit Strategies each hold securities of the Issuer.
Aligned Alternatives serves as the general partner of Multi-Asset and Multi-Asset Lux. Accord+ II Advisors serves as the general partner of Accord+ II. Accord+ Management serves as the investment manager of Accord+ II. Accord + Management GP serves as the general partner of Accord + Management. Atlas Management serves as the investment manager of Atlas. Calliope GP serves as the general partner of Calliope. Calliope Management serves as the investment manager of Calliope. Absolute Return Management serves as the investment manager of Absolute Return. Absolute Return Management GP is the general partner of Absolute Return Management. Absolute Return Advisors serves as the general partner of Absolute Return. Absolute Return Advisors GP serves as the general partner of Absolute Return Advisors. APH FC is the managing member of Absolute Return Advisors GP. APH C is the general partner of APH FC. ST Management serves as the investment manager for Credit Strategies. ST Operating is the sole member of ST Management. The general partner of ST Operating is ST Capital. ST Management Holdings is the sole member of ST Capital. Delphi Advisors is the general partner of Delphi. Delphi Management serves as the investment manager of Delphi. Delphi Management GP is the general partner of Delphi Management. Excelsior Advisors is the general partner of Excelsior. Excelsior Management serves as the investment manager of Excelsior. Excelsior Management GP is the general partner of Excelsior Management. Moultrie Management serves as the investment manager of Moultrie. Moultrie Advisors serves as the general partner of Moultrie. Moultrie Capital Management serves as the general partner of Moultrie Advisors. APH DC is the sole member of Moultrie Capital Management. APH B is the general partner of APH DC. PPF Management serves as the investment manager of PPF Credit Strategies.
ACM provides investment management services for FASF Franklin K2 Alternative Strategies Fund ("FASF - Franklin K2"). ACCM is the sole member of ACM. SA Management provides investment management services for Franklin Templeton Investment Funds - Franklin K2 Alternative Strategies Fund ("FTIF - Franklin K2").
Capital Management serves as the sole member of Atlas Management, Absolute Return Management GP, Moultrie Management, PPF Management, ACCM, and SA Management; as the sole member and manager of Aligned Alternatives, Accord+ Management GP, Calliope Management, ST Management Holdings, Delphi Management GP, Excelsior Management GP; and as the sole limited partner of Accord+ Management; and provides investment management services for K2 Apollo Credit Master Fund Ltd. ("K2 Apollo"). Capital Management GP serves as the general partner of Capital Management. Management Holdings serves as the sole member and manager of Capital Management GP, and Management Holdings GP serves as the general partner of Management Holdings.
Address of principal business office or, if none, residence:
The address of the principal office of each of Credit Strategies and Absolute Return Advisors GP is c/o Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman, KY1-9008, Cayman Islands.
The address of the principal office of each of Multi-Asset, Multi-Asset Lux, Aligned Alternatives, Accord+ II, Accord+ II Advisors, Accord+ Management, Accord+ Management GP, Atlas, Atlas Management, Calliope, Calliope GP, Calliope Management, Absolute Return, Absolute Return Management, Absolute Return Management GP, Absolute Return Advisors, APH FC, APH C, ST Management, ST Operating, ST Capital, ST Management Holdings, Delphi, Delphi Advisors, Delphi Management, Delphi Management GP, Excelsior, Excelsior Management, Excelsior Management GP, Moultrie, Moultrie Management, Moultrie Advisors, Moultrie Capital Management, APH DC, APH B, PPF Credit Strategies, PPF Management, ACM, ACCM, SA Management, Capital Management, Capital Management GP, Management Holdings, and Management Holdings GP is 9 W. 57th Street, 41st Floor, New York, New York 10019.
Citizenship:
Atlas, Credit Strategies, Absolute Return Advisors GP, APH C, and ST Management Holdings are each an exempted company incorporated in the Cayman Islands with limited liability. Aligned Alternatives, Accord+ II Advisors, Calliope GP, Absolute Return, Absolute Return Advisors, APH FC, and APH DC are each a Cayman Islands exempted limited partnership.
Accord+ Management GP, Atlas Management, Calliope Management, Absolute Return Management GP, ST Management, ST Capital, Delphi Advisors, Delphi Management GP, Excelsior Management GP, Moultrie Management, Moultrie Capital Management, APH B, PPF Credit Strategies, PPF Management, ACM, ACCM, SA Management, Capital Management GP, and Management Holdings GP are each a Delaware limited liability company.
Multi-Asset, Multi-Asset Lux, Accord+ II, Accord+ Management, Calliope, Absolute Return Management, ST Operating, Delphi, Delphi Management, Excelsior, Excelsior Advisors, Excelsior Management, Moultrie, Moultrie Advisors, Capital Management, and Management Holdings are each a Delaware limited partnership.

## Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), type of person filing
Not applicable.

## Item 4. Ownership
Amount beneficially owned:
Incorporated by reference from Item 9 of the cover page for each Reporting Person.
Multi-Asset, Multi-Asset Lux, Accord+ II, Atlas, Calliope, Absolute Return, Credit Strategies, Delphi, Excelsior, Moultrie, and PPF Credit Strategies each disclaims beneficial ownership of all shares of Common Stock included in this report other than the shares of Common Stock held of record by such Reporting Person, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose. Each other Reporting Person, and Messrs. Scott Kleinman, James Zelter and Marc Rowan, the managers, as well as executive officers, of Management Holdings GP, APH C, and APH B, disclaims beneficial ownership of all shares of Common Stock included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.
Percent of class:
Incorporated by reference from Item 11 of the cover page for each Reporting Person.
The percentages are based on 93,962,193 common units outstanding as of February 24, 2025, as disclosed in the Issuer's definitive proxy statement filed on March 5, 2025.
Sole power to vote or to direct the vote: 0 for all Reporting Persons
Shared power to vote or to direct the vote: Incorporated by reference from Item 6 of the cover page for each Reporting Person.
Sole power to dispose or to direct the disposition: 0 for all Reporting Persons
Shared power to dispose or to direct the disposition: Incorporated by reference from Item 8 of the cover page for each Reporting Person.

## Item 5. Ownership of 5 Percent or Less of a Class
Not applicable.

## Item 6. Ownership of More than 5 Percent on Behalf of Another Person
Not applicable.

## Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person
Not applicable.

## Item 8. Identification and Classification of Members of the Group
Not applicable.

## Item 9. Notice of Dissolution of Group
Not applicable.

## Item 10. Certifications
Certification: By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under ?? 240.14a-11.

## Exhibits
Joint Filing Agreement

## Signatures
- Apollo Management Holdings GP, LLC: /s/ William B. Kuesel, William B. Kuesel, Vice President (04/22/2025)
- AAA Multi-Asset Credit Strategies Fund (Z), L.P.: Apollo Aligned Alternatives Advisors, L.P., General Partner (04/22/2025)
- AAA Multi-Asset Credit Strategies Fund (Z), L.P.: AAA Advisors GP, LLC, General Partner (04/22/2025)
- AAA Multi-Asset Credit Strategies Fund (Z), L.P.: /s/ William B. Kuesel, William B. Kuesel, Vice President (04/22/2025)
- AAA Multi-Asset Credit Strategies Lux Fund (Z), L.P.: Apollo Aligned Alternatives Advisors, L.P., General Partner (04/22/2025)
- AAA Multi-Asset Credit Strategies Lux Fund (Z), L.P.: AAA Advisors GP, LLC, General Partner (04/22/2025)
- AAA Multi-Asset Credit Strategies Lux Fund (Z), L.P.: /s/ William B. Kuesel, William B. Kuesel, Vice President (04/22/2025)
- Apollo Aligned Alternatives Advisors, L.P.: AAA Advisors GP, LLC, General Partner (04/22/2025)
- Apollo Aligned Alternatives Advisors, L.P.: /s/ William B. Kuesel, William B. Kuesel, Vice President (04/22/2025)
- Apollo Accord+ II Aggregator A, L.P.: Apollo Accord+ II Advisors, L.P., General Partner (04/22/2025)
- Apollo Accord+ II Aggregator A, L.P.: Apollo Accord+ II Advisors GP, LLC, General Partner (04/22/2025)
- Apollo Accord+ II Aggregator A, L.P.: /s/ William B. Kuesel, William B. Kuesel, Vice President (04/22/2025)
- Apollo Accord+ II Advisors, L.P.: Apollo Accord+ II Advisors GP, LLC, General Partner (04/22/2025)
- Apollo Accord+ II Advisors, L.P.: /s/ William B. Kuesel, William B. Kuesel, Vice President (04/22/2025)
- Apollo Accord+ Management, L.P.: Apollo Accord+ Management GP, LLC, General Partner (04/22/2025)
- Apollo Accord+ Management, L.P.: /s/ William B. Kuesel, William B. Kuesel, Vice President (04/22/2025)
- Apollo Accord+ Management GP, LLC: /s/ William B. Kuesel, William B. Kuesel, Vice President (04/22/2025)
- Apollo Atlas Master Fund, LLC: Apollo Atlas Management, LLC, Investment manager (04/22/2025)
- Apollo Atlas Master Fund, LLC: /s/ William B. Kuesel, William B. Kuesel, Vice President (04/22/2025)
- Apollo Atlas Management, LLC: /s/ William B. Kuesel, William B. Kuesel, Vice President (04/22/2025)
- Apollo Calliope Fund, L.P.: Apollo Calliope Management, LLC, Investment manager (04/22/2025)
- Apollo Calliope Fund, L.P.: /s/ William B. Kuesel, William B. Kuesel, Vice President (04/22/2025)
- AP Calliope GP, L.P.: Apollo Calliope Management, LLC, Investment manager (04/22/2025)
- AP Calliope GP, L.P.: /s/ William B. Kuesel, William B. Kuesel, Vice President (04/22/2025)
- Apollo Calliope Management, LLC: /s/ William B. Kuesel, William B. Kuesel, Vice President (04/22/2025)
- Apollo Credit Strategies Absolute Return Aggregator A, L.P.: Apollo Credit Strategies Absolute Return Advisors, L.P., General Partner (04/22/2025)
- Apollo Credit Strategies Absolute Return Aggregator A, L.P.: Apollo Credit Strategies Absolute Return Advisors GP, LLC, General Partner (04/22/2025)
- Apollo Credit Strategies Absolute Return Aggregator A, L.P.: /s/ William B. Kuesel, William B. Kuesel, Vice President (04/22/2025)
- Apollo Credit Strategies Absolute Return Management, L.P.: Apollo Credit Strategies Absolute Return Management GP, LLC, General Partner (04/22/2025)
- Apollo Credit Strategies Absolute Return Management, L.P.: /s/ William B. Kuesel, William B. Kuesel, Vice President (04/22/2025)
- Apollo Credit Strategies Absolute Return Management GP, LLC: /s/ William B. Kuesel, William B. Kuesel, Vice President (04/22/2025)
- Apollo Credit Strategies Absolute Return Advisors, L.P.: Apollo Credit Strategies Absolute Return Advisors GP, LLC, General partner (04/22/2025)
- Apollo Credit Strategies Absolute Return Advisors, L.P.: /s/ William B. Kuesel, William B. Kuesel, Vice President (04/22/2025)
- Apollo Credit Strategies Absolute Return Advisors GP, LLC: Apollo Credit Strategies Absolute Return Advisors GP, LLC, General partner (04/22/2025)
- APH Holdings (FC), L.P.: Apollo Principal Holdings C GP, Ltd., General Partner (04/22/2025)
- APH Holdings (FC), L.P.: /s/ William B. Kuesel, William B. Kuesel, Vice President (04/22/2025)
- Apollo Principal Holdings C GP, Ltd.: /s/ William B. Kuesel, William B. Kuesel, Vice President (04/22/2025)
- Apollo Credit Strategies Master Fund Ltd.: Apollo ST Fund Management, LLC, Investment manager (04/22/2025)
- Apollo Credit Strategies Master Fund Ltd.: /s/ William B. Kuesel, William B. Kuesel, Vice President (04/22/2025)
- Apollo ST Fund Management LLC: /s/ William B. Kuesel, William B. Kuesel, Vice President (04/22/2025)
- Apollo ST Operating LP: Apollo ST Capital LLC, General partner (04/22/2025)
- Apollo ST Operating LP: ST Management Holdings, LLC, Sole member (04/22/2025)
- Apollo ST Operating LP: /s/ Jessica Lomm, Jessica Lomm, Vice President (04/22/2025)
- Apollo ST Capital LLC: ST Management Holdings, LLC, Sole member (04/22/2025)
- Apollo ST Capital LLC: /s/ Jessica Lomm, Jessica Lomm, Vice President (04/22/2025)
- ST Management Holdings, LLC: /s/ Jessica Lomm, Jessica Lomm, Vice President (04/22/2025)
- Apollo Delphi Fund, L.P.: Apollo Delphi Advisors, LLC, General Partner (04/22/2025)
- Apollo Delphi Fund, L.P.: /s/ William B. Kuesel, William B. Kuesel, Vice President (04/22/2025)
- Apollo Delphi Advisors, LLC: /s/ William B. Kuesel, William B. Kuesel, Vice President (04/22/2025)
- Apollo Delphi Management, L.P.: Apollo Delphi Management GP, LLC, General Partner (04/22/2025)
- Apollo Delphi Management, L.P.: /s/ William B. Kuesel, William B. Kuesel, Vice President (04/22/2025)
- Apollo Delphi Management GP, LLC: /s/ William B. Kuesel, William B. Kuesel, Vice President (04/22/2025)
- Apollo Excelsior, L.P.: Apollo Excelsior Advisors, L.P., General Partner (04/22/2025)
- Apollo Excelsior, L.P.: Apollo Excelsior Ultimate GP, LLC, General Partner (04/22/2025)
- Apollo Excelsior, L.P.: /s/ William B. Kuesel, William B. Kuesel, Vice President (04/22/2025)
- Apollo Excelsior Advisors, L.P.: Apollo Excelsior Ultimate GP, LLC, General Partner (04/22/2025)
- Apollo Excelsior Advisors, L.P.: /s/ William B. Kuesel, William B. Kuesel, Vice President (04/22/2025)
- Apollo Excelsior Management, L.P.: Apollo Excelsior Management GP, LLC, General Partner (04/22/2025)
- Apollo Excelsior Management, L.P.: /s/ William B. Kuesel, William B. Kuesel, Vice President (04/22/2025)
- Apollo Excelsior Management GP, LLC: /s/ William B. Kuesel, William B. Kuesel, Vice President (04/22/2025)
- Apollo Moultrie Credit Fund, L.P.: Apollo Moultrie Credit Fund Management, LLC, Investment manager (04/22/2025)
- Apollo Moultrie Credit Fund, L.P.: /s/ William B. Kuesel, William B. Kuesel, Vice President (04/22/2025)
- Apollo Moultrie Credit Fund Management, LLC: /s/ William B. Kuesel, William B. Kuesel, Vice President (04/22/2025)
- Apollo Moultrie Credit Fund Advisors, L.P.: Apollo Moultrie Capital Management, LLC, General Partner (04/22/2025)
- Apollo Moultrie Credit Fund Advisors, L.P.: /s/ William B. Kuesel, William B. Kuesel, Vice President (04/22/2025)
- Apollo Moultrie Capital Management, LLC: /s/ William B. Kuesel, William B. Kuesel, Vice President (04/22/2025)
- APH Holdings (DC), L.P.: Apollo Principal Holdings B GP, LLC, General Partner (04/22/2025)
- APH Holdings (DC), L.P.: /s/ William B. Kuesel, William B. Kuesel, Vice President (04/22/2025)
- Apollo Principal Holdings B GP, LLC: /s/ William B. Kuesel, William B. Kuesel, Vice President (04/22/2025)
- Apollo PPF Credit Strategies, LLC: Apollo PPF Credit Strategies Management, LLC, Investment manager (04/22/2025)
- Apollo PPF Credit Strategies, LLC: /s/ William B. Kuesel, William B. Kuesel, Vice President (04/22/2025)
- Apollo PPF Credit Strategies Management, LLC: /s/ William B. Kuesel, William B. Kuesel, Vice President (04/22/2025)
- Apollo Credit Management, LLC: Apollo Capital Credit Management, LLC, Sole member (04/22/2025)
- Apollo Credit Management, LLC: /s/ William B. Kuesel, William B. Kuesel, Vice President (04/22/2025)
- Apollo Capital Credit Management, LLC: /s/ William B. Kuesel, William B. Kuesel, Vice President (04/22/2025)
- Apollo SA Management, LLC: /s/ William B. Kuesel, William B. Kuesel, Vice President (04/22/2025)
- Apollo Capital Management, L.P.: Apollo Capital Management, GP, LLC, General partner (04/22/2025)
- Apollo Capital Management, L.P.: /s/ William B. Kuesel, William B. Kuesel, Vice President (04/22/2025)
- Apollo Capital Management GP, LLC: /s/ William B. Kuesel, William B. Kuesel, Vice President (04/22/2025)
- Apollo Management Holdings, L.P.: Apollo Management Holdings GP, LLC, General partner (04/22/2025)
- Apollo Management Holdings, L.P.: /s/ William B. Kuesel, William B. Kuesel, Vice President (04/22/2025)